EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

COMPANY	JURISDICTION OF REGISTRANT

Direct Merchants Credit	National Banking Association
Card Bank, National Association
(d/b/a Direct Merchants Bank)

ICOM Limited	Bermuda

magnUS Services, Inc.	Delaware

MES Insurance Agency, LLC	Minnesota

Metris Asset Funding Co.	Delaware

Metris Card Services, LLC	Delaware

Metris Credit Card Services, Inc.	Delaware

Metris Direct, Inc.	Minnesota
(d/b/a Metris Direct)

Metris Funding Co.	Delaware

Metris Receivables, Inc.	Delaware

Metris Warranty Services, Inc.	Delaware

Metris Warranty Services	Delaware
of Florida, Inc.